The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co . Minimum Denomination: $1,000 Fund: VanEck Vectors ® Gold Miners ETF Pricing Date: May 14, 2021 Final Review Date: February 14, 2023 Maturity Date: February 17, 2023 Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date Review Dates: Monthly Contingent Interest Rate: Between 8.00% and 10.00%* per annum , payable monthly at a rate of between 0.66667% and 0.83333%*, if applicable Interest Barrier/ Trigger Value: An amount that represents 70.00% of the Initial Value Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Trigger Value. CUSIP: 48132TD29 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132TD29/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If the closing price of one share of the Fund on any Review Date (other than the first, second and final Review Dates) is greater than or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1 ,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further pa yme nts will be made on the notes . Payment at Maturity If the notes have not been automatically called and (i) the Final Value is greater than or equal to the Initial Value or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date . If the notes have not been automatically called and (i) the Final Value is less than the Initial Value and (ii) a Trigger Eve nt has occurred, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as f oll ows: $ 1,000 + ($ 1,000 î Fund Return) If the notes have not been automatically called and (i) the Final Value is less than the Initial Value and (ii) a Trigger Eve nt has occurred, you will lose some or all of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Hypothetical Payment at Maturity** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_inv e stments@jpmorgan.com 21mNC3m GDX Auto Callable Contingent Interest Notes North America Structured Investments This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been automatically called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $6.6667 and $8.3333 (equivalent to an interest rate of between 8.00% and 10.00% per annum, payable at a rate of between 0.66667% and 0.83333% per month). **The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower. Payment at Maturity (assuming 8.00% per annum Contingent Interest Rate) Fund Return If a Trigger Event Has Not Occurred If a Trigger Event Has Occurred 60.00% $1,006.6667 $1,006.6667 40.00% $1,006.6667 $1,006.6667 2 0.00% $1,006.6667 $1,006.6667 10.00% $1,006.6667 $1,006.6667 5.00% $1,006.6667 $1,006.6667 0.00% $1,006.6667 $1,006.6667 - 5.00% $1,006.6667 $956.6667 - 15.00% $1,006.6667 $856.6667 - 30.00% $1,006.6667 $706.6667 - 30.01% N/A $699.9000 - 40.00 % N/A $600.0000 - 50.00 % N/A $500.0000 - 60.00% N/A $400.0000 - 100.00 % N/A $0.0000

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • The benefit provided by the Trigger Value may terminate on any day during the Monitoring P eriod. • The automatic call feature may force a potential early exit. • No dividend payments or voting rights. • The Fund is subject to management risk. • The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s underlying index as well as the net asset value per share. • The notes are subject to risks associated with the gold and silver mining industries. • The notes are subject to the risks associated with non - U.S. securities. • The notes are subject to currency exchange risk. • The anti - dilution protection for the Fund is limited. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets . Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offeri ngs to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to se nd you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments 21mNC3m GDX Auto Callable Contingent Interest Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.